Exhibit 8.1
May 19, 2011
Home Inns & Hotels Management Inc.
No. 124 Caobao Road, Xuhui District
Shanghai 200235
People’s Republic of China

Re:	Home Inns & Hotels Management Inc. 2.00% Convertible Senior Bonds due 2015
Ladies and Gentlemen:
     We have acted as special United States federal income tax counsel to Home Inns & Hotels Management Inc., a Cayman Islands exempted company with limited liability (the “Company”), in connection with the preparation of a Registration Statement on Form F-3 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the U.S. Securities Act of 1933, as amended (the “Securities Act”), allowing for continuous offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act. The Registration Statement relates to the registration by the Company of resales of (i) the Company’s $184,000,000 aggregate principal amount 2.00% Convertible Senior Notes due 2015 (the “Securities”) by the holders of the Securities and (ii) other securities of the Company. The Registration Statement is being filed pursuant to the Registration Rights Agreement dated as of December 21, 2010, among the Company, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Ltd. The Securities were issued under the Indenture dated as of December 21, 2010 (the “Indenture”), between the Company and Bank of New York Mellon as trustee (the “Trustee”), as amended by the Amendment Agreement, dated April 26, 2011 (the “Amendment Agreement”), between the Company and the Trustee. The Original Indenture, as amended by the Amendment Agreement, is referred to herein as the “Indenture”.

Home Inns & Hotels Management Inc.
May 19, 2011

     This opinion is being furnished to you pursuant to section 8.1 of the Exhibit Index of the Registration Statement. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.
     In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following:
     (a) the Registration Statement;
     (b) the annual report on Form 20-F for the year ended December 31, 2010, filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on April 27, 2011 pursuant to the Securities Exchange Act of 1934 and incorporated by reference into the Registration Statement (the “Incorporated Document”);
     (c) an executed copy of the Purchase Agreement;
     (d) a copy of the Securities;
     (e) a copy of each Authentication and Incumbency Certificate of the Trustee authenticating the Securities;
     (f) an executed copy of the Indenture; and
     (g) an executed copy of the Deposit Agreement, dated October 31, 2006, by and among the Company, The Bank of New York, as depositary (the “Depositary”), and all holders from time to time of the American depositary receipts issued thereunder evidencing the ADSs (the “Deposit Agreement”).
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is conditioned on the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the

Home Inns & Hotels Management Inc.
May 19, 2011

authenticity of the originals of such copies. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
     In rendering our opinion, we have relied upon statements of officers and other representatives of the Company and others, and we have assumed that such statements are and will continue to be correct without regard to any qualification as to knowledge or belief.
     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
     Based upon and subject to the foregoing, we are of the opinion that under current U.S. federal income tax law, although the discussion set forth in the Registration Statement under the heading “United States Federal Income Taxation” does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership or disposition of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences that are anticipated to be material to holders who purchase the Securities pursuant to the Registration Statement, subject to the qualifications set forth in such discussion.
     Except as set forth above, we express no other opinion. This opinion is furnished to you in connection with the Purchase Agreement.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments (including any that have retroactive effect), any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Taxation” and “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons

Home Inns & Hotels Management Inc.
May 19, 2011

whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP